Exhibit 10.4

KimbelL Royalty GP, LLC

2017 LONG-TERM INCENTIVE PLAN

RESTRICTED UNIT AGREEMENT

This Restricted Unit Agreement (“Agreement”) between Kimbell Royalty GP, LLC (the “Company”) and _______ (the “Participant”), regarding an award (“Award”) of __________ Restricted Units (as defined in the Kimbell Royalty GP, LLC 2017 Long-Term Incentive Plan (the “Plan”)) granted to the Participant on January 29, 2018 (the “Grant Date”), such number of Restricted Units subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:

1. Relationship to Plan.  This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof.  Except as otherwise provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2. Vesting Schedule. Except as otherwise provided herein or the Plan, the Restricted Units shall vest in one-third installments on each of April 2, 2019, April 2, 2020, and April 2, 2021, subject to the Participant’s Continuous Service (as defined below) through each applicable vesting date.  The number of Restricted Units that vest as of each date described above will be rounded down to the nearest whole Restricted Unit, with any remaining Restricted Units to vest with the final installment. Notwithstanding the foregoing, if the Participant remains in Continuous Service as of the date of a Change in Control, any unvested Restricted Units will be vested as of the date of such Change in Control.  For this purpose, “Change in Control” means, and shall be deemed to have occurred upon the occurrence of one or more of the following events: (i) any “person” or “group” within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Exchange Act, other than Kimbell GP Holdings, LLC or their respective Affiliates, shall become the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Company or the Partnership; (ii) the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership; (iii) the sale or other disposition by either the Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company or an Affiliate of the Company; or (iv) a transaction resulting in a Person other than the Company or an Affiliate of the Company being the general partner of the Partnership.

3. Forfeiture of Award.  If the Participant’s Continuous Service terminates for any reason all unvested Restricted Units shall be immediately forfeited as of the date of the Participant’s termination; provided, however, the Restricted Units shall become fully vested with respect to all of the Restricted Units subject to this Award if the Participant’s Continuous Service is terminated due to death or Disability. For this purpose, “Continuous Service” means Participant’s uninterrupted status as an Employee, Consultant or Director of the Company or any Affiliate of the Company or the Partnership.  For the avoidance of doubt, a transfer of service between Affiliates of the Company or the Partnership, or a transition between status as an Employee, Consultant or Director, shall not be deemed as termination of Continuous Service.

4. Delivery of Units; Rights as Unitholder.  The Restricted Units will be evidenced, at the sole option and in the sole discretion of the Committee, either (i) in book-entry form in the Participant’s name in the Unit register of the Partnership maintained by the Partnership’s transfer agent or (ii) a unit certificate issued in the Participant’s name.  The Participant shall have voting rights and shall be entitled to receive all distributions made by the Partnership as if such Restricted Units were Units free and clear of any restrictions.  As soon as administratively feasible following the vesting of the Restricted Units, the restrictions on transfer of any vested Units shall lapse and the Units, if not previously forfeited pursuant to Section 3, will become freely transferable under this Agreement and the Plan, subject only to such further limitations on transfer, if any, as may exist under applicable law or any other agreement binding upon Participant.

5. Code Section 83(b) Election.  The Participant shall be permitted to make an election under Section 83(b) of the Code, to include an amount in income in respect of the Award of Restricted Units in accordance with the requirements of Section 83(b) of the Code.  If the Participant makes an election under Section 83(b) of the Code, the Participant hereby agrees to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.

6. Assignment of Award.  The Participant’s rights under this Agreement and the Plan are personal and no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order.  Except to the extent expressly permitted by the preceding sentence, any purported sale, pledge, assignment, transfer, attachment or encumbrance of the Restricted Units or any interest or right therein shall be null, void and unenforceable against the Partnership, the Company, and their respective Affiliates.

7. Withholding.  No issuance of vested Units shall occur or be made pursuant to this Agreement until the Participant has paid or made arrangements approved by the Committee to satisfy all the Participant’s federal, state and other governmental withholding tax obligations.  For purposes of this Section, unless the Participant makes other arrangements or is subsequently notified to the contrary, the Partnership or applicable Affiliate will satisfy the Participant’s obligations with respect to any tax withholding by withholding or repurchasing a number of vested Units having a then-Fair Market Value equal to such tax withholding obligations. With the consent of the Committee, the Participant may elect to have the Company withhold or purchase, as applicable, from Restricted Units that would otherwise vest or with respect to which an election under Section 83(b) of the Code has been made a number of Restricted Units with a Fair Market Value equal to the product of the maximum federal marginal rate that could be applicable to the Participant and the Fair Market Value of the Restricted Units otherwise vesting or delivered, as applicable.

8. No Guarantee of Continuous Service. No provision of this Agreement shall confer any right upon the Participant to Continuous Service.
9. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

10. Amendment. This Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.

11. Clawback.  Notwithstanding any provision in this Agreement to the contrary, to the extent required by (a) applicable law, including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any Securities and Exchange Commission rule or any applicable securities exchange listing standards and/or (b) any policy that may be adopted or amended by the Board from time to time, all Restricted Units granted hereunder shall be subject to forfeiture, repurchase, recoupment and/or cancellation to the extent necessary to comply with such law(s) and/or policy.

12. Counterparts.  The Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Agreement by facsimile or pdf attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Agreement.

13. Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

14. Entire Agreement.  The Plan and this Agreement represent the entire agreement between the Participant and the Company with respect to the subject matter hereof, and supersede and are in full substitution for any and all prior agreements or understandings, whether oral or written, relating to the subject matter hereof.

[signatures on next page]

KIMBELL ROYALTY GP, LLC
Date: 1/30/18	By:
Name:
Title:

The Participant hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date:
Participant Name & Signature

Signature Page to Restricted Unit Agreement